                                                                     FORM T3E(1)
December 3, 2001                                               OFFERING CIRCULAR


                     BERTHEL FISHER & COMPANY LEASING, INC.
                                OFFER TO EXCHANGE


                         6% Notes due December 31, 2004
                                       For
        Its Series A Subordinated 5 year Notes bearing interest at 9-1/2%
                                       and
         Its Series B Subordinated 5 year Notes bearing interest at 10%


       Berthel Fisher & Company Leasing, Inc. ("Leasing") hereby offers to issue, upon the terms and conditions set forth in this Offering Circular, $666 principal amount of its 6% Notes due December 31, 2004 (the "New Notes") and cash of $334, representing a partial repayment of principal, in exchange for each $1,000 principal amount of Leasing's Series A Subordinated 5 year Notes and Series B Subordinated 5 year Notes (collectively, the "Old Notes").

       IF YOU TENDER:             One Series A Subordinated 5 year Note or
                                  Series B Subordinated 5 year Note

       YOU WILL RECEIVE:          $334, and
                                  One Leasing 6% Note due December 31, 2004 in the principal amount of $666

       Interest on the New Notes accrues from January 1, 2002 and will be paid monthly on January 31, 2002 and on the last day of each month thereafter. All regular interest payments will be paid on the Old Notes, including those tendered and accepted for exchange. New Notes will be redeemable at Leasing's option. See "Comparison of Securities" for the redemption features of the Old Notes.

       This Exchange Offer is conditioned upon all of the Old Notes being tendered. If all of the Old Notes are not tendered, Leasing will not complete this Exchange Offer, unless it waives the requirement that all Old Notes be tendered.

       Leasing will accept all Old Notes validly tendered. New Notes will be issued in $666 denominations and multiples thereof. Under the terms of this Exchange Offer, $1,984,680 of the New Notes could be issued.

       A registration statement will not be filed with the Securities and Exchange Commission with respect to this Exchange Offering. Leasing does not intend to apply for listing of the Notes on any securities exchange or on the NASDAQ System.

       The Exchange Offer is being made by Leasing directly. No commissions or fees will be paid for soliciting or securing acceptances of this Exchange Offer.

THIS OFFER WILL EXPIRE ON DECEMBER 31, 2001 AT 5:00 P.M. EASTERN TIME, UNLESS EXTENDED BY LEASING.

                                TABLE OF CONTENTS



                                                                                     Page
INTRODUCTION..........................................................................1

THE EXCHANGE OFFER....................................................................2

COMPARISON OF SECURITIES..............................................................5

MARKET FOR OLD NOTES..................................................................6

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER............................................6

CAPITALIZATION........................................................................6

CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................................8

DESCRIPTION OF NEW NOTES.............................................................10

DESCRIPTION OF OLD NOTES.............................................................12


                               ---------------

       No person is authorized to give any information or to make any representations other than contained herein and any such additional information or representations must not be relied upon as having been authorized. This Offering Circular does not constitute an offer in any state in which such offer is not authorized or to any person to whom it is unlawful to make such offer. Neither the delivery of this Offering Circular nor any issuance of securities hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Leasing since the date hereof.


                               ---------------

       PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, THE EXCHANGE OFFER AND THE NEW NOTES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITIES.


                               ---------------

       Leasing's Annual Report on Form 10-KSB for the year ended December 31, 2000 and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 which have been filed with the Securities and Exchange Commission and all other filings made with the Commission by Leasing under the Securities Exchange Act of 1934 during the pendency of the Exchange Offer are incorporated herein by reference. Copies of these reports will be furnished on request made to Ronald O. Brendengen, the Chief Financial Officer, Berthel Fisher & Company Leasing, 701 Tama Street, Marion, Iowa 52302-0609.

       Questions, requests for assistance or additional copies of this Offering Circular and the accompanying Letter of Transmittal should be directed to Dwight
E. Wheelan, Berthel Fisher & Company Financial Services, 701 Tama Street, Marion, Iowa 52302-0609, (319) 447-5700.

                                  INTRODUCTION

       Berthel Fisher & Company Leasing, Inc. ("Leasing") is an Iowa corporation that originates lease and note financing for various types of equipment. Leasing was incorporated in 1988. Its address is 701 Tama Street, Marion, Iowa 52302-0609. Its current operations are severely limited by a lack of capital. Currently, Leasing has two full-time and two part-time employees. Leasing's current activities consist of managing its existing lease portfolio, originating leases for sale (brokered leases) and serving as general partner of three publicly held limited partnerships - Telecommunications Income Fund IX, LP ("TIF IX"), Telecommunications Income Fund X, LP ("TIF X"), and Telecommunications Income Fund XI, LP ("TIF XI").

       Both TIF IX and TIF X are in the liquidation phase, and Leasing is actively seeking to liquidate the assets in those funds. Because they are in the liquidation phase, Leasing receives no management fees from TIF IX or TIF X. TIFXI continues to pay Leasing management fees, and will do so until December, 2004, at which time TIFXI must enter the liquidation phase. Until TIFXI enters the liquidation phase, Leasing will continue to originate leases for TIFXI. Management fees from operating TIF XI were $124,738 in 2000 and $59,025 for the first nine months of 2001. Management expects management fees from the operation of TIF XI to be approximately $90,000 in 2002.

       Leasing will continue to manage its lease portfolio until it is collected in full or written off. Leasing's business prospects are not good due to a lack of capital, and management does not expect that Leasing's business outlook will improve. Management will devote its efforts to winding down TIFIX and TIFX; operating TIF XI and liquidating its assets when it enters its liquidation phase; collecting its own portfolio, the book value of which is approximately $350,000; originating brokered leases for its own account; and originating leases for TIFXI. Leasing will liquidate its current assets and conduct it business with a view to paying the interest on and redeeming the New Notes. All of Leasing's cash flow will be utilized, after payment of current expenses, to pay interest on the New Notes. Cash not needed to pay current expenses or interest will be retained by Leasing to pay ordinary and necessary business expenses and to redeem the New Notes.

       Leasing is making no recommendations as to whether holders of Old Notes should accept the Exchange Offer. See "Purposes and Effects of the Exchange Offer." Leasing has not received or asked for any opinion as to the fairness of the Offer to holders of Old Notes. Holders of the Old Notes should review the entire Offering Circular in considering whether to accept this Exchange Offer. Holders should also read the accompanying Letter of Transmittal which forms a part of the Exchange Offer with regard to further conditions and details of the Exchange Offer.

                               THE EXCHANGE OFFER

Exchange Offer Terms

       Leasing is offering to issue $666 principal amount of its 6% Notes due December 31, 2004 ("New Notes") plus $334.00 in cash in exchange for each $1,000 principal amount tendered of its Series A Subordinated 5 year Notes and Series B Subordinated 5 year Notes. The cash will be paid as described in "Source of Funds," below.

       The New Notes will accrue interest from January 1, 2002, payable monthly beginning on January 31, 2002 and on the last day of each month thereafter.

       The New Notes will be issued in denominations of $666 and multiples thereof. Leasing reserves the right to aggregate all Old Notes exchanged by each holder thereof for the purpose of calculating denominations to be issued.

       Leasing will accept for exchange all of the Old Notes properly tendered prior to the Expiration Date and not withdrawn in accordance with the procedures described under "Withdrawal Rights." THIS EXCHANGE OFFER IS CONDITIONED UPON ALL OF THE OLD NOTES BEING TENDERED. If all of the Old Notes are not tendered, Leasing will not complete this Exchange Offer unless it determines to accept less than all of the Old Notes, which it reserves the right to do.

Expiration Date

       The Exchange Offer will expire on December 31, 2001, at 5:00 p.m., Central Time (the "Expiration Date"), unless extended by Leasing. Notice of any extension will be given to all holders of Old Notes.

Sources of Funds

       GENERAL. Leasing will need $995,320 to pay the cash portion of this Exchange Offer. The cash will be paid in part from funds currently held by the Indenture Trustee for the Old Notes and in part directly by Leasing.

       FUNDS CURRENTLY HELD BY THE INDENTURE TRUSTEE. In November, 2001, when Leasing was in default with respect to the payment of principal on its Series A Subordinated 5 year Notes, Leasing and the Indenture Trustee for the Old Notes entered into a Forbearance Agreement. Under the terms of the Forbearance Agreement, Leasing deposited certain funds with the Indenture Trustee, and the Indenture Trustee agreed to forbear from accelerating the Old Notes. Leasing agreed that it would make an exchange offer for the Old Notes, and the Indenture Trustee agreed that it would distribute funds held by it to holders of Old Notes to facilitate the exchange offer. After the payment of the Indenture Trustee's fees and expenses, Leasing estimates the Indenture Trustee will have approximately $340,000 available for payment to the holders of Old Notes who tender pursuant to this Exchange Offer.

       FUNDS TO BE PAID DIRECTLY BY LEASING. In addition to the approximately $340,000 currently available from funds held by the Indenture Trustee, Leasing will require $655,320 in order to pay the cash payment portion of the Exchange Offer. Leasing does not have this amount of cash. Berthel Fisher & Company, which owns approximately 95.17% of Leasing's outstanding common stock, has no obligation to loan funds to Leasing. However, Berthel Fisher & Company has resolved to loan to Leasing the funds necessary to complete the Exchange Offer, subject to several conditions. Leasing's obligation to repay the loan to Berthel Fisher & Company will be subordinate to the New Notes. Berthel Fisher & Company has conditioned its loan upon all of the Old Notes being tendered. If all of the Old Notes are not tendered, Berthel Fisher & Company will not make the loan to Leasing, unless Berthel Fisher & Company elects to make the loan upon a tender of less than all of the Old Notes.

Method of Tendering

       Holders of Old Notes may exchange their Old Notes by depositing or mailing to Berthel Fisher & Company Financial Services, Inc. a completed and signed Letter of Transmittal together with the certificates being tendered. The Letter of Transmittal and certificates must be received on or prior to the Expiration Date. Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and inquiries should be directed to Dwight E. Wheelan, Berthel Fisher & Company Financial Services, Inc., 701 Tama Street, Marion, Iowa 52302-0609, (319) 447-5700 (FAX: (319) 447-4250). Hand deliveries may be made to the at the same address.

       Additionally, Old Notes will be deemed to have been offered to Leasing for exchange if Berthel Fisher & Company Financial Services, Inc. shall (a) have received prior to the Expiration Date from a commercial bank or trust company having an office, branch or agency in the United States, or a member firm of a national securities exchange or a member of the National Association of Securities Dealers, Inc. ("Eligible Institution"), a properly completed Letter of Transmittal, letter, or fax giving the name of the tendering holder, the amount of securities tendered, the names in which the securities being tendered are registered, and stating that the tender is being made thereby and guaranteeing delivery of the tendered securities (in which case, subject to subsequent compliance with clause (b) below, the securities, to which the Letter of Transmittal, letter, fax or telegram relates shall be deemed properly tendered as of the date of receipt of the Letter of Transmittal, letter, fax or telegram); and (b) thereafter in fact have received the tendered certificates and a Letter of Transmittal within seven days after the Expiration Date.

       The method of delivery of the Letter of Transmittal, certificates and other required documents, if any, to Berthel Fisher & Company Financial Services, Inc. is at the election and risk of the note holder.

       No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder of the Old Notes, and New Notes are to be issued directly to such registered holder or (b) the certificates are tendered for the account of an Eligible Institution.

       A holder of Old Notes may not tender less than the entire principal amount of Old Notes represented by the certificates covered by a Letter of Transmittal.

       All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Old Note tendered will be determined by Leasing, which determination shall be final and binding. Leasing reserves the absolute right to reject any and all tenders of Old Notes not in proper form or the acceptance of which would, in the opinion of Leasing's counsel, be unlawful, or to waive any defect or irregularity in the tender of the Old Notes. Leasing's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the Instructions thereto) will be final. Leasing shall not be under any duty to give notification of any defects or irregularities in tenders, and shall not incur any liability for failure to give such information.

Withdrawal Rights

       Holders tendering Old Notes in response to the Exchange Offer may withdraw the securities so tendered at any time prior to the close of business on December 21, 2001. Any notice of withdrawal must specify the name of the person having deposited the certificate to be withdrawn and the name of the registered holder and certificate numbers of any Old Notes to be withdrawn. All questions as to the validity of withdrawals, including the time of receipt of notices of withdrawal, will be determined by Leasing.

Acceptance of Tendered Old Notes; Delivery of New Notes

       Acceptance of tendered Old Notes will occur upon Leasing giving oral or written notice thereof to Berthel Fisher & Company Financial Services, Inc. Payments of cash and distribution of New Notes will be made to the tendering holders of Old Notes as soon as practicable after the tender of Old Notes is accepted and after all of the Old Notes (or such lesser number as Leasing agrees to accept) are tendered. If all of the Old Notes (or such lesser number as Leasing agrees to accept) are not surrendered by the Expiration Date, certificates representing the Old Notes will be returned as soon as practicable after the Expiration Date.

Conditions of Exchange Offer; Amendments

       Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, Leasing shall not be required to issue New Notes in respect of any tendered Old Notes and may terminate or amend the Exchange Offer (by oral or written notice to the holders of Old Notes) if any of the following occur:

              (a) there shall be instituted or threatened any action or proceeding before or by any court or governmental agency, or by any person, challenging the Exchange Offer or otherwise directly or indirectly relating to the Exchange Offer or seeking damages or other relief or order which, in the opinion of Leasing, would adversely affect its business or the business of its subsidiaries or the Exchange Offer;

              (b) the indenture pursuant to which the New Notes are to be issued has not been qualified under the Trust Indenture Act of 1939 prior to the expiration of the Exchange Offer; or

              (c) all of the Old Notes (or such lesser number of Old Notes as Leasing agrees to accept) are not tendered.

       The foregoing conditions are for the sole benefit of Leasing and may be waived by Leasing, in whole or in part, in its sole discretion. Any determination made by Leasing concerning the events described immediately above will be final and binding on all parties.

       Leasing expressly reserves the right to amend the terms of the Exchange Offer in any manner, including changing the terms or Expiration Date, so long as such change is not disadvantageous to tendering note holders. Any such amendment will be followed as promptly as practicable by notice thereof to the holders of Old Notes.

No Market for New Notes

       There are no New Notes presently outstanding. A registration statement will not be filed with the Securities and Exchange Commission with respect to this Exchange Offering. Leasing does not intend to apply for listing of the Notes on any securities exchange or on the NASDAQ System. Leasing expects that there will not be a market for the New Notes.

                            COMPARISON OF SECURITIES

       The following information sets forth the principal differences between the New Notes and the Old Notes. For a more complete description of the New Notes and the Old Debenture see "Description of New Notes" and "Description of Old Notes."



----------------------------------------------------------------------------------------------------------------

Security               Amount                 Interest Payments      Mandatory              Optional
                       Outstanding                                   Redemption             Redemption
----------------------------------------------------------------------------------------------------------------
New Notes              New issue. Not         6% interest payable    The New Notes          The New Notes will
                       outstanding. A         monthly beginning      mature on              be redeemable at
                       maximum of             January 31, 2002.      December 31,           the option of
                       $1,984,680                                    2004.                  Leasing, with no
                       principal amount is                                                  premium.
                       authorized to be
                       issued.
----------------------------------------------------------------------------------------------------------------
Series A               $2,035,000             9 1/2% payable         Series A Notes are     Not Applicable.
Subordinated 5                                monthly.               all past scheduled
year Notes                                                           maturity and in
                                                                     default.
----------------------------------------------------------------------------------------------------------------
Series B               $945,000               10% payable            The Series B Notes     Redeemable at
Subordinated 5                                monthly.               mature beginning       option of Leasing,
year Notes                                                           June, 2004 through     with premium of
                                                                     September, 2004.       1% or 2%
                                                                                            depending upon
                                                                                            the date of
                                                                                            redemption and the
                                                                                            date of issuance of
                                                                                            particular notes.
----------------------------------------------------------------------------------------------------------------


                              MARKET FOR OLD NOTES

       There are 178 record holders of Series A Notes, 67 holders of Series B Notes and one holder who holds both Series A Notes and Series B Notes. The principal amount outstanding of Series A Notes is $2,035,000. The principal amount outstanding of Series B Notes is $945,000. Leasing believes that there is no market for the Old Notes.

                       PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

       Leasing believes that it will benefit from this Exchange Offer primarily in that the interest rate on the New Notes will be less than on the Old Notes, and the maturity of the New Notes will be December 31, 2004. The Series A Notes are now past due. The exchange, therefore, will strengthen Leasing's capital structure and enable it to more efficiently operate its business and will increase the likelihood that Leasing will be able to pay the interest on and principal of the New Notes. Leasing intends to cancel the Old Notes that it acquires in this Exchange Offer.

       If the Exchange Offer is completed, the result will be that Leasing will receive from Berthel Fisher & Company approximately $655,320 to be used to pay Leasing's portion of the cash payment required by the Exchange Offer. The obligation to repay Berthel Fisher & Company will be subordinate to the obligation of Leasing to pay the New Notes. Because Berthel Fisher & Company does not have an obligation to provide these funds to Leasing, Leasing would not otherwise have funds available to make this tender offer or to otherwise pay the Old Notes. If the obligations of the Old Notes were accelerated, Leasing would not have sufficient funds to operate its business, and it is likely that the holders of Old Notes would receive less from the liquidation of Leasing than they would receive in this Exchange Offer.

                                 CAPITALIZATION

       The following table sets forth the capitalization of Leasing (parent only) at September 30, 2000:


LIABILITIES, REDEEMABLE STOCK AND STOCKHOLDERS' DEFICIT LIABILITIES:

Trade accounts payable                                                       $ 76,115
Due to affiliates                                                              21,926
Accrued expenses                                                               28,686
Dividends payable                                                             104,712
Lease security deposits                                                        10,675
Notes payable (1)                                                               6,960
Subordinated notes payable (2)                                              2,979,470
Subordinated debenture payable to parent (3)                                  617,146
                                                                              -------
Total liabilities                                                           3,845,690

REDEEMABLE CLASS B NONVOTING CONVERTIBLE STOCK (NOTE 4)                       155,000
                                                                              -------


                                       -6-


STOCKHOLDERS' DEFICIT:

Series A preferred stock, no par value-authorized 125,000 shares, issued and outstanding 125,000 shares ($1,750,000 liquidation value, convertible into 109,375 shares of Class A common stock) (5)  1,621,422

Class A common stock, no par value-authorized 1,000,000 shares,
       issued and outstanding 453,154 shares                                  878,703
Common stock warrants                                                           6,002
Accumulated deficit                                                        (5,615,334)
Unrealized loss on available-for-sale securities, net of tax effect           (87,030)
                                                                              -------
Total stockholders' deficit                                                (3,196,237)


(1) Notes payable at September 30, 2001 consisted of an installment loan with a bank, 10.5%, maturing in 2003, in the principal amount of $6,960.

(2) Un-collateralized subordinated notes payable, 9.5% to 10%, $2,035,000 past due or maturing in 2001 and $945,000 maturing in 2004.

(3) Subordinated debt at September 30, 2001 consisted of an un-collateralized subordinated debenture payable to Berthel Fisher & Company, floating interest rate, maturing in 2006, in the principal amount of $617,146.

(4) Leasing's Redeemable Class B nonvoting convertible stock carries a 12% non-cumulative dividend limited to 25% of Leasing's income before taxes each year, up to a maximum of $1.20 per share. The Class B stock is convertible on a one-for-one basis up to a maximum of 20% of the Class A common stock of Leasing after conversion. The stock was redeemable at $10 per share for a 30-day period after the tenth anniversary of the issuance date (April, 1990 to September, 1991) at the option of the holder. All stockholders requested the redemption of their shares. The redemption or liquidation value of the Class B nonvoting convertible stock at September 30, 2001 is $155,000.

(5) Each share of the Series A preferred stock is entitled to cumulative annual dividends of 8% payable, if as and when declared by the Board of Directors, quarterly. Unpaid dividends will accumulate and be payable prior to the payment of dividends on Leasing's Class A common stock. The preferred stock is redeemable at any time at the option of the Company, on not less than 30 days written notice to registered holders. The redemption price shall be $14.14 per share if redeemed in 2001 and $14.00 per share if redeemed thereafter, plus, in each case, accumulated unpaid dividends. Unless previously redeemed by Leasing, the preferred stock holders are entitled at any time to convert each share into .875 shares of Class A common stock. The preferred stock is not entitled to vote on any matter except where the Iowa Corporation Act requires voting as a class, in which case each share of stock shall be entitled to one vote per share on those matters where the preferred stock is voting as a class. The preferred stock is entitled to a preference on liquidation equal to $14.00 per share, plus accumulated dividends. While Leasing continues to accrue dividends, it has suspended payment of dividends on the preferred stock.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       The following is a general discussion of the principal federal income tax consequences of the Exchange Offer that may be expected to result to Leasing and to the exchanging holders of Old Notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the income tax regulations promulgated by the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service (the "Service"), and judicial decisions, all as of the date of this Offering Circular. All of the foregoing are subject to change and any such change may be applied retroactively. In particular, holders of Old Notes should be aware that certain relevant amendments to the Code have been subject to only preliminary interpretations by the Service, and very limited interpretations by the courts. This discussion assumes that the Old Notes surrendered in the exchange are securities and are a capital asset in the hands of the exchanging holders. Further, this discussion also assumes that the New Notes being issued are securities for tax purposes. This discussion does not purport to address all of the federal income tax consequences that may be applicable to particular categories of holders of Old Notes, including but not limited to (i) dealers in securities, (ii) banks, (iii) insurance companies, (iv) tax-exempt persons, and (v) non-United States persons. This discussion also does not address any tax consequences under the laws of any state, locality, or foreign jurisdiction. Leasing does not intend to seek a ruling from the Service with respect to the federal income tax consequences of the Exchange Offer, and it is possible that the Service may take positions contrary to those set forth herein, and such contrary positions may prevail in the event of a court challenge. HOLDERS OF OLD NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSIDERATIONS RELEVANT TO THEM.

Certain Federal Income Tax Consequences to Leasing

       Leasing should recognize no gain or loss for federal income tax purposes on the exchange of its Old Notes for cash and its New Notes. All of the Old Notes were issued at the Face Value (principal amount owing) of the notes and thus, Leasing is taking the position that there is no original issue discount or market discount on the Old Notes. The cash payment and the Face Value of the New Notes to be issued by Leasing will equal the principal amount owing by the corporation to the holder on the Old Notes. The interest payments on the New Notes are less than the interest rate payable on the Old Notes, but the interest to be paid is more than the applicable short-term federal rate for December, 2001. Leasing intends to take the position that the issue price of the New Notes and cash payment is equal to the Face Value of the Old Notes, with the result that the corporation will recognize neither gain nor loss on the payment of cash and the issuance of the New Notes in exchange for the Old Notes.

Certain Federal Income Tax Consequences to Exchanging Holders of Old Notes

       Tax Consequences of the Exchange

       Section 368(a)(1)(E) of the Code provides rules for when an exchange of a security for another security will qualify for nonrecognition treatment for federal income tax purposes. The term "security" is not defined in the Code or the Income Tax Regulations, and the determination of whether a particular obligation is a security is based on an overall evaluation of the nature of the debt. Generally, factors considered in determining whether an obligation is a security for tax purposes include the length of the obligation, whether the obligation is subordinate to other creditors' claims, the purpose of the advance and the nature of the proprietary interest. Leasing intends to treat the exchange of the Old Notes for New Notes as a "recapitalization" under Section 368(a)(1)(E) of the Code. Leasing is not seeking a ruling that the payment of cash and the issuance of New Notes in exchange for the Old Notes is a recapitalization under Section 368(a)(1)(E) of the Code and thus, it is possible that the Service could take the position that the New Notes are not securities and the exchange is not a nontaxable recapitalization under Section 368(a)(1)(E) of the Code. The result of the Service taking the position that the New Notes are not securities, if sustained by the Courts, would be that the transaction would not be treated as a nontaxable recapitalization under Section 368(a)(1)(E) of the Code, but rather tax consequences would be determined under Section 1001 of the Code.

       Section 1.1001-3 of the Federal Income Tax Regulations provides that a significant modification of a debt instrument shall be deemed a taxable exchange for federal income tax purposes. The reduction in interest on the Old Notes from 9 1/2% or 10% to 6% constitutes a significant modification under Section 1001-3 of the Federal Income Tax Regulations. If the exchange of the New Notes for the Old Notes is treated as an exchange under Section 1001 of the Code, the holder will have a taxable transaction. As a general rule, the amount of gain or loss to be recognized by the holder in a taxable transaction is the difference between the adjusted basis of the holder in the Old Notes and the amount realized under the exchange. The amount realized by the holder of Old Notes would be the cash in the amount of $334 plus the New Note with a principal amount owing of $666 with interest at the rate of 6% per annum. Leasing is of the opinion that the fair market value of the New Note is no more than $666 and, depending on how the Service were to value the New Note taking into account the interest rate and the risk factor, the New Notes may have a value of less than $666. If the fair market value of the New Notes are equal to the Face Value amount of the New Notes, the holder will have no realized gain or loss on the receipt of cash and the New Notes for the Old Notes assuming, that their basis in the Old Notes is $1,000 per $10,000 of denominations issued. To the extent, if any, that the value of the New Notes when added to the cash received of $334 is greater than the holder's adjusted basis in the Old Notes, the holder will have a gain. To the extent the value of the New Notes received is less than $666, the holder will have a loss from the transaction. While Leasing intends to treat the fair market value of the New Notes at $666, the Service may dispute such value, with the result that the holder may have a gain or loss on the exchange depending on the value of the New Notes. Holders should consult with their own tax advisor on the issue of whether the Face Value is the fair market value of the New Notes.

       If the transaction qualifies as a tax-free recapitalization under Section 368(a)(1)(E) of the Code, an exchanging holder's tax basis in New Notes received in the exchange is an amount equal to such holder's tax basis in the Old Notes surrendered therefor, decreased by any cash premium and the fair market value of other property received, and increased by any gain recognized by such holder on the exchange (the "general tax basis rule"). The exchanging holder is entitled to a fair market value tax basis in any such other property received. Original Issue Discount

       A New Note received in the exchange will have original issue discount if and to the extent that the stated redemption price at maturity (as defined in section 1273(a)(2) of the Code) of the


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New Note exceeds the issue price of such New Notes (as determined under section
1273(b)(3) of the Code). Such original issue discount is includable in the holder's income (as interest income) on an economic accrual basis over the term of the note. The original issue discount on a New Note will be deemed to be zero if such discount does not exceed the product of (i) .25 percent of the stated redemption price at maturity of such New Note, multiplied by (ii) the number of complete years to maturity of such New Note. Leasing does not anticipate that the New Notes will have original issue discount, as the stated redemption price at maturity should equal the issue price.

Federal Income Tax Withholding

       In order to avoid federal income tax withholding on payments made on the New Notes, holders must furnish the information required by Form W-9, or similar form. In general, federal income tax will be withheld (at 31%, currently) unless the holder (i) is a corporation or comes within certain other exempt categories or (ii) provides a taxpayer identification number and certifies that he has not been notified by Internal Revenue Service that he is subject to such withholding.

                            DESCRIPTION OF NEW NOTES

General

       The New Notes will be unsecured obligations of Leasing and issued under an indenture (the "Indenture"), to be dated effective December 31, 2001, between Leasing and U.S. Bank National Association as Trustee. The Indenture has been filed with the Securities and Exchange Commission. The following statements are brief summaries of certain provisions of the Indenture and do not purport to be complete. References to the Indenture are qualified in their entirety by express reference to the Indenture. The Indenture provides for the issuance of up to $1,984,680 principal amount of New Notes. The New Notes are issuable as registered Notes without coupons in denominations of $666 and any multiple thereof. The New Notes are exchangeable and transferable at the office of Berthel Fisher & Company Leasing, Inc., 701 Tama Street, Marion, Iowa 52302-0609, (319) 447-5700 (FAX: (319) 447-4250). No service charge will be made for the transfer or exchange of New Notes, but Leasing may require payment of sums sufficient to cover any tax or other governmental charge. (Section 305 of the Indenture; further references to Sections are references to the Indenture.)

Principal, Maturity and Interest

       The New Notes bear interest at the rate of 6% per annum, which is payable monthly beginning on January 31, 2002 and on the last day of each month thereafter. Interest on the New Notes will accrue from January 1, 2002. The New Notes will mature on December 31, 2004.

Optional Redemption

       The New Notes will be redeemable at any time at the option of Leasing, as a whole or in part, on not less than 30 nor more than 60 days' written notice, at the face amount. No premiums will be paid upon redemption.

No Sinking Fund

       The Indenture contains no sinking fund provisions.

No Financial Covenants

       The Indenture contains no provisions that restrict the issuance of additional securities, the incurring of additional debt, the declaration of dividends or the retirement of equity securities. The Indenture does not require the maintenance of any particular ratios or the creation or maintenance of reserves, nor does it contain any other financial covenants.

Modification and Satisfaction of Indentures

       The Indenture may be amended or supplemented by Leasing and the Trustee with the consent of the holders of not less than a majority in principal amount of the New Notes then outstanding, but no modification of the terms of payment of principal or interest on the New Notes and no modification impairing or reducing the percentage required for modification will be effective against any holder without his consent. (Section 902)

       The Indenture may be satisfied and discharged upon cancellation of all the New Notes or, under certain conditions, upon deposit with the Trustee of funds or securities sufficient therefor. (Section 401)

Events of Default

       The following events are defined in the Indenture as "Events of Default": failure to pay principal when due; failure to pay interest when due for 10 days; failure to perform any other covenants in the Indenture for 30 days after notice; and certain events of bankruptcy, insolvency or reorganization of Leasing. Upon the happening and during the continuance of any Event of Default, the Trustee or the holders of at least 25% in principal amount of the outstanding New Notes may declare the principal and accrued interest of all New Notes due and payable. The Indenture provides that such declaration and its consequences may, in certain events, be annulled by the holders of a majority in principal amount of the outstanding New Notes. (Article 5)

       The Indenture provides that if a default occurs and is continuing and is actually known to the Trustee, the Trustee shall, within 60 days thereafter, give to the holders notice of all uncured defaults known to it; provided that, except in the case of default in payment of principal of or interest in respect of the New Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders. (Section 6.02)

       Leasing must furnish to the Trustee within 90 days after the end of each fiscal year, a certificate of certain officers of Leasing as to whether such persons have knowledge of any default under the Indenture. (Section 7.03)

       The holders of a majority in aggregate principal amount of outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided, the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with such direction, and the Trustee can not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability not reasonably assured to it. (Sections
5.12 and 6.01)

Trustee

       The Trustee serves as trustee under the indenture relating to the Old Notes. The Trustee has no other relationship with Leasing.

Authenticating Agent, Paying Agent, Registrar

       Initially, the Company shall not have a Paying Agent; Leasing shall make all payments required by the New Notes. The Trustee shall authenticate the New Notes and may name an Authenticating Agent. (Section 6.14) Leasing is the initial Note Registrar for the purpose of registering Notes and transfers of Notes. (Section 3.05) Leasing may change the Authenticating Agent, Paying Agent and Registrar without prior notice.

                            DESCRIPTION OF OLD NOTES

General

       The Old Notes are unsecured obligations of Leasing and issued under an indenture (the "Old Note Indenture") between Leasing and U.S. Bank National Association as Trustee. The following statements are brief summaries of certain provisions of the Old Note Indenture and do not purport to be complete. References to the Old Note Indenture are qualified in their entirety by express reference to the Indenture. The Old Note Indenture provides for the issuance of up to $5,000,000 principal amount of Series A Subordinated 5 Year Notes (9.5%) and up to $5,000,000 principal amount of Series B Subordinated 8 Year Notes (10%) (collectively, the Old Notes). The Old Notes were issuable as registered Notes without coupons in denominations of $1,000 and any multiple thereof. The Old Notes are exchangeable and transferable at the office of Berthel Fisher & Company Leasing, Inc., 701 Tama Street, Marion, Iowa 52302-0609, (319) 447-5700 (FAX: (319) 447-4250). No service charge will be made for the transfer or exchange of Old Notes, but Leasing may require payment of sums sufficient to cover any tax or other governmental charge. (Section 305 of the Old Note Indenture; further references to Sections are references to the Old Note Indenture.)

Principal, Maturity and Interest

       Series A Notes bear interest at the rate of 9.5% per annum, payable monthly. Series B Notes bear interest at the rate of 10% per annum, payable monthly. Interest on the Old Notes accrued from the date of issuance. Series A Notes matured five years from the date of issuance. As of October 31, 2001, all Series A Notes are matured. Series B Notes will mature eight years from the date of issuance.


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

Optional Redemption

       The Series A Notes are all matured. The Series B Notes are redeemable at any time at the option of Leasing. The Redemption Price for each Series B Note (expressed as a percentage of the principal amount redeemed) shall be 103% if redeemed on or after the fifth anniversary of the issuance date but before the sixth anniversary date, 102% if redeemed on or after the sixth anniversary of the issuance date but before the seventh anniversary date, and 101% if redeemed on or after the seventh anniversary of the issuance date but before maturity. (Section 1101)

No Sinking Fund

       The Old Note Indenture contains no sinking fund provisions.

No Financial Covenants

       The Old Note Indenture contains no provisions which restrict the issuance of additional securities, the incurring of additional debt, the declaration of dividends or the retirement of equity securities. The Old Note Indenture does not require the maintenance of any particular ratios or the creation or maintenance of reserves, nor does it contain any other financial covenants.

Modification and Satisfaction of Indentures

       The Old Note Indenture may be amended or supplemented by Leasing and the Trustee with the consent of the holders of not less than a majority in principal amount of the Old Notes then outstanding, but no modification of the terms of payment of principal or interest on the Old Notes and no modification impairing or reducing the percentage required for modification will be effective against any holder without his consent. (Section 902)

       The Old Note Indenture may be satisfied and discharged upon cancellation of all the Old Notes or, under certain conditions, upon deposit with the Trustee of funds or securities sufficient therefor. (Section 401)

Events of Default

       The following events are defined in the Old Note Indenture as "Events of Default": failure to pay principal when due; failure to pay interest when due for 10 days; failure to perform any other covenants in the Indenture for 30 days after notice; and certain events of bankruptcy, insolvency or reorganization of Leasing. Upon the happening and during the continuance of any Event of Default, the Trustee or the holders of at least 25% in principal amount of the outstanding Old Notes may declare the principal and accrued interest of all Old Notes due and payable. The Indenture provides that such declaration and its consequences may, in certain events, be annulled by the holders of a majority in principal amount of the outstanding Old Notes. (Article 5)

       The Old Note Indenture provides that if a default occurs and is continuing and is actually known to the Trustee, the Trustee shall, within 60 days thereafter, give to the holders notice of all uncured defaults known to it; provided that, except in the case of default in payment of principal of or interest in respect of the Old Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders. (Section 6.02)

       Leasing must furnish to the Trustee within 90 days after the end of each fiscal year, a certificate of certain officers of Leasing as to whether such persons have knowledge of any default under the Indenture. (Section 7.03)

       The holders of a majority in aggregate principal amount of outstanding Old Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided, the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with such direction, and the Trustee can not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability not reasonably assured to it. (Sections 5.12 and 6.01)

Trustee

       The Trustee serves as trustee under the Indenture relating to the New Notes. The Trustee has no other relationship with Leasing.

Authenticating Agent, Paying Agent, Registrar

       Initially, the Company shall not have a Paying Agent; Leasing shall make all payments required by the Old Notes. The Trustee authenticated the Old Notes and may name an Authenticating Agent. (Section 6.14) Leasing is the initial Note Registrar for the purpose of registering Notes and transfers of Notes. (Section 3.05) Leasing may change the Authenticating Agent, Paying Agent and Registrar without prior notice.



                                      -14-